EXHIBIT 3.1
Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)
     Analog Devices, Inc. having a registered office at One Technology Way, Norwood, Massachusetts 02062, certifies as follows:
     FIRST, Article 4 of the Articles of Organization of the corporation is amended by this Amendment.
     SECOND, this Amendment was duly adopted and approved on December 3, 2008 by the board of directors without shareholder approval and shareholder approval was not required.
     THIRD, Article 4 is hereby amended to rescind the designation of 300,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock, to reclassify such 300,000 shares as Preferred Stock and to eliminate from the Articles of Organization the terms of the Series A Junior Participating Preferred Stock and all references thereto.
     FOURTH, this Amendment does not authorize an exchange or effect a reclassification or cancellation of issued shares of the corporation.
     FIFTH:
     (a) The total shares authorized prior to this Amendment was (i) 1,200,000,000 shares of Common Stock, $ .16 2/3 par value, and (ii) 471,934 shares of Preferred Stock (including 300,000 shares of Series A Junior Participating Preferred Stock), $ 1.00 par value.
     (b) The total shares authorized upon the effectiveness of this Amendment is (i) 1,200,000,000 shares of Common Stock, $ .16 2/3 par value, and (ii) 471,934 shares of Preferred Stock, $ 1.00 par value.
     The foregoing amendments will become effective at the time and on the date when these Articles of Amendment are approved by the Division.

Signed by	/s/ Margaret K. Seif

(signature of authorized individual)
☐	Chairman of the board of directors,

☐	President,

☑	Other officer,

☐	Court-appointed fiduciary,
on this 8th day of December, 2008.

COMMONWEALTH OF MASSACHUSETTS
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512
Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)
     I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $                     having been paid, said articles are deemed to have been filed with me this                      day of                                          20___, at                       a.m./p.m.
time

Effective date:

(must be within 90 days of date submitted)
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth
Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.
Contact information:
Pamela Finan
WilmerHale
60 State Street
Boston, MA 02109
Telephone: (617) 526-5190
Email: pamela.finan@wilmerhale.com